August 23, 2007

Board of Directors
Applied DNA Sciences, Inc.
25 Health Sciences Drive
Stony Brook, New York 11790
Attention: Dr. James Hayward, Chief Executive Officer

Dear Dr. Hayward:

This is to memorialize the agreement between the Company (Applied DNA Sciences, Inc.) and Arjent Limited as exclusive Placement Agent subject to the provisions of Section 6 below. As per our recent discussions the Company and the Placement Agent propose the following Bridge Loan and follow on offering of securities (the “Offering” or the “Private Placement “) of Applied DNA Sciences, Inc, (the ‘Company’) through a private placement group of which Arjent Limited (the ‘Placement Agent’) would serve as the Exclusive Placement Agent. The Company may recommend to the Placement Agent other broker dealers who may be considered to participate as members of the private placement group. Based upon our discussions, financial material which you have submitted to us and representations which you have made to us describing the Company and its principals, and subject to (i) the satisfactory completion of our due diligence review of the Company's business and future plans, (ii) the future business and financial condition of the Company, and (iii) economic and market conditions in general, we hereby confirm our agreement in principle to act as Placement Agent for the Company, on a best efforts basis, in connection with the Bridge Loan and a subsequent Offering on the following basic terms and conditions.

1.    The Bridge Loan shall be for no more than $2,000,000 with a one (1) year maturity bearing interest at ten (10%) percent per annum with 4,000,000 four year warrants exercisable at $0.50 per share, distributed on a pro-rata basis for any portion thereof. The Bridge Loan shall be convertible, at the investor’s option, through the first anniversary of issuance, into shares of Common Stock at a price equal to 50% of the average closing price of` the 10 days prior to the date of the conversion notice, not to be less than the “automatic conversion” price (30% discount to the average volume, weighted average price of the Common Stock for the ten trading days prior to the closing date of this Bridge Loan., i.e, if the average closing price of the previous 10 trading days is 10 cents, then the conversion price would be 7 cents) and shall automatically convert at a price equal to a 30% discount to the average volume, weighted average price of the Common Stock for the ten trading days prior to the closing date of such Bridge Loan. The principal amount of this Note may be prepaid by the Company, in whole or in part, on three days prior written notice without premium or penalty, at any time.

2.    The Offering for $9 Million shall consist of the sale by the Company of 10% Senior Secured Convertible Notes (‘Notes’) to non-U.S. persons with 18 Million four year warrants exercisable at $.50 per share, distributed on a pro rata basis for any portion thereof. The Notes shall have a 2 year term. The Notes shall be convertible, at the investors’ option, through the first anniversary of issuance, into shares of Common Stock at a price equal to 50% of the average closing price of the 10 days prior to the date of the conversion notice, not to be less than the "automatic conversion" price (20% discount to the average volume, weighted average price of the Common Stock for the ten trading days prior to the closing date of this Offering, i.e., if the average closing price of the previous 10 trading days is 10 cents, then the conversion price would be 8 cents) and shall automatically convert at a price equal to a 20% discount to the average volume, weighted average price of the Common Stock for the ten trading days prior to the closing date of such Offering. The principal amount of this Note may be prepaid by the Company, in whole or in part, on three days prior written notice without premium or penalty, at any time. The 10% interest can be paid in kind ( shares of the Company’s Common Stock) at the Company’s discretion. Such shares shall be valued at the average closing price of the three days prior to the due date of such interest. It is currently anticipated that the gross proceeds of the offering shall be approximately $9,000,000 on a best efforts basis.

3.    Upon signing of this document, the Company will issue the Placement Agent or its assignee / designee seven (7) year cashless exercise warrants (‘Placement Agent Warrants’) to purchase nine million (9,000,000) shares of the Company’s Common Stock at an exercise price of $0.10 per share. The Placement Agent's Warrant shall not be assigned, sold, or otherwise transferred for a period of one year from the date of its issuance except to affiliates of the Placement Agent unless in accordance with applicable securities laws. The Placement Agent's Warrant shall provide for customary adjustments to the exercise price and the number of shares for which it is exercisable upon dividends, reorganizations, consolidations, mergers, or combinations, subdivisions or reclassifications of the Company’s outstanding Common Stock or other classes of its capital stock on a fully diluted basis, but not for issuances of securities by the Company at a price per share less than any particular amount. The Placement Agent's Warrants shall be non-redeemable.

Additionally, the Company will retain ARjENT as its consultant and exclusive investment banker for a period of Twenty-Four (24) months commencing on the closing of the Offering. The fee for such services will be $10,000 per month for the 24 months referenced herein, which amount shall only commence to be payable after the Company has closed on $3,000,000 of total funding. The shares underlying the Bridge Loan, Notes, underwriter’s warrants and investor warrants shall be included in a registration statement as provided in Section 5 hereof.

4.    The private placement discount and commissions for the Bridge Loan and the subsequent Offering shall be 10% (the Commission) of the proceeds received from the sale of the Securities (Bridge Loan, Notes, Warrants). The Placement Agent shall also be entitled to a non-accountable expense allowance equal to 3% of the gross proceeds of the Bridge Loan. In addition, the Company shall pay the Placement Agent a due diligence / consulting fee of 2% of the gross proceeds of the Bridge Loan. The Company acknowledges that ARjENT has previously advanced $300,000.00 in fees on behalf of the Company. The Company will seek to repay this advance in an amount not to exceed 10% at any time of gross proceeds.

The Placement Agent reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein (including the number, type and exercise price of the Placement Agent Warrants) in the event that a determination shall be made by the NASD to the effect that the Placement Agent’s aggregate compensation is in excess of NASD rules or that the terms thereof require adjustment.

In addition, to the extent Trialpha successfully assists in raising capital for the Company, ARjENT will pay Trialpha the commissions owing; provided, however, to the extent Trialpha’s commissions are payable in stock, the Company agrees to issue stock in lieu of the same percentage of cash commissions owed to ARjENT.

5.    Within 30 days, subsequent to the Company's Registration Statement on Form SB-2, SEC File No. 333-122848 (the ‘Filed Registration Statement’) being declared effective, the Company will use its best efforts pursuant to that certain Registration Rights Agreement, dated May 2, 2006, between the Company and the other parties thereto, to file a registration statement covering certain shares of its common stock under the Securities Act. Within six months of the effectiveness of such registration statement, the Company shall file a registration statement with respect to all of the Common Stock issuable upon conversion of the Bridge Loan and the Notes, exercise of the warrants accompanying the Bridge Loan and the Notes, and exercise of the Placement Agent's Warrants, subject to any limitations under applicable securities laws, including without limitation any rules or interpretations promulgated by or policies of the Securities and Exchange Commission, and the rules of the National Association of Securities Dealers, Inc. or its affiliates.

6.    The Placement Agent shall be the exclusive Placement Agent, commencing on the closing of the Offering, for all debt and/or equity financing by the Company and have the irrevocable right for the period from the date of such closing through August 30, 2009 and such exclusivity shall include the Company, or any subsidiary of or successor to the Company for any securities of the Company or any such subsidiary or successor of the Company, that the Company or any of such subsidiary or successor may seek to sell through a Placement Agent, or broker-dealer whether pursuant to registration under the Act or otherwise. The Company represents and warrants that there are presently no other rights of first refusal for future financing now outstanding.

7.    The Company shall, at its cost and expense, take all necessary and appropriate action to maintain the listing of the Company on the AMEX, NASDAQ National, Small Cap or OTC Bulletin Board Stock Market, and use its best efforts to remain listed thereon for at least five years after the Effective Date.

8.    The Company and the Placement Agent represent that no person has acted as a finder in connection with the transactions contemplated herein and the Placement Agent and the Company agree to indemnify each other with respect to any claim for a finder's fee in connection with the Offering.

9.    Upon conclusion of the Offering, the Company will engage a financial public relations firm and separately a media communications company mutually acceptable to the Company and the Placement Agent to provide corporate communications services.

10.    The Company has designated American Stock Transfer or other acceptable agent as its transfer agent and the Company shall retain such transfer agent for at least two years following the offering. The Company shall undertake to provide that (i) no transfer fees are charged to holders of its securities in connection with the any sales pursuant to Rule 144 under the Securities Act and (ii) it shall retain counsel at the Company's cost, who will provide any legal opinions in connection with transfers under Rule 144 of the Securities Act.

11.    The use of proceeds of the Offering shall be as set forth in the private placement memorandum or term sheet.

12.    If, at any time prior to the signing of the Private Placement Agreement or the closing, as the case may be, (i) the Company will not or cannot expeditiously proceed with the Offering, including without limitation as a result of the Company taking or not taking actions, or (ii) any of the representations, warranties or covenants of the Company herein are not materially correct or cannot be complied with, or (iii) in the Placement Agent's sole judgment, there occurs a material adverse change in the Company's financial condition, business, prospects or obligations, and the Placement Agent shall not commence or continue the private placement, or (iv) in the Placement Agent's sole judgment, market conditions are unsuitable for the Offering and the Placement Agent shall not commence or continue the private placement, the Company shall reimburse the Placement Agent for its actual documented out-of-pocket expenses paid to unaffiliated third parties (including, without limitation, its legal fees and disbursements) up to $25,000   in addition to any advance previously paid pursuant to section 3 hereof.

13.    (a)    This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

 (b)    The Company and the Placement Agent: (a) agree that any legal suit, action or proceeding arising out of or relating to this Letter of Intent shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (b) waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York and the United States District Court for the Southern District of New York in any such suit, action or procedure. Each of the Company and the Placement Agent further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the New York State Supreme Court for the Southern District of New York, and agree that service of process upon them mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process in any such suit, action or proceeding. In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney's fees.

14.    The Company will retain securities counsel and independent auditors reasonably acceptable to the Placement Agent, who are experienced in initial public offerings for businesses of the type engaged in by the Company, and for a period of two years after the Effective Date, shall retain independent auditors reasonably acceptable to the Placement Agent.

15.    This Letter of Intent may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

We are delighted at the prospect of working with you and look forward to a successful Offering.

If you are in agreement with the foregoing, please execute and return two copies of this letter to the undersigned.

Very truly yours,

ARJENT LIMITED

By /s/ Robert Fallah
Robert Fallah, Co-Chairman

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN: Applied DNA Sciences, Inc.

By
James Hayward, CEO